10f-3 REPORT

                        MUNICIPAL HIGH INCOME FUND INC.


                    January 1, 2004 through March 31, 2004

                          Trade
% of
Issuer                    Date           Selling Dealer
Amount      Price    Issue(1)

Maryland St.              1/23/2004      Bank of America
$500,000  97.156   0.29%
Health & Higher
Education Facilities
Authority 5.500% due
8/15/2033

North Carolina St.        1/29/2004      Bank of America
305,000  97.933    0.19
Correctional Facilities
4.500% due 2/1/2024





(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the offering.